Exhibit 21.1
Subsidiaries of the Registrant
TeleCommunication Systems Corp. of Maryland, a Maryland corporation
TeleCommunication Systems (Holdings) Limited, a United Kingdom corporation
TeleCommunication Systems Limited, a United Kingdom corporation*
TeleCommunication Systems (Maryland) AB, a Sweden corporation*
TeleCommunication Systems Benelux BV, a Netherlands corporation*
TeleCommunication Systems Iberian, SA, a Spain corporation*
TeleCommunication Systems Technology Limited, a United Kingdom corporation*
Aether Systems (UK) Limited, a United Kingdom corporation*
*These entities were subsidiaries of the Company as of December 31, 2006, but have been sold or liquidated effective January 1, 2007 in disposing of our discontinued operations.